UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Allegiant Travel Company
_______________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8360 S. Durango Drive, Las Vegas, NV		89113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 851-7300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1    Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On October 1, 2014, Allegiant Travel Company (the “Company’) and Andrew Levy entered into a separation agreement under which Mr. Levy resigned as president, chief operating officer and as a member of the Board of Directors. Under the terms of the separation agreement, Mr. Levy is entitled to a $650,000 lump sum severance payment and the immediate vesting of all unvested stock options and restricted stock. The Company, as part of its stock repurchase plan, has agreed to repurchase all of his previously unvested shares of restricted stock (23,623 shares) and all of his previously unexercised stock options (options to purchase 127,512 shares at exercise prices between $36.97 per share and $108.59 per share). The repurchases are to be made based on a stock price of $124.05 per share, which is the average closing price of the Company’s stock over the five trading days prior to the date of the separation agreement. As a result, the Company will pay Mr. Levy approximately $8.5 million for the cancellation of these shares of restricted stock and stock options. The separation agreement provides for the termination of Mr. Levy’s employment agreement, but for the continued effectiveness of the noncompete provisions of such agreement.

Item 1.02    Termination of a Material Definitive Agreement.

On October 1, 2014, the Company and Andrew Levy agreed to the termination of his Employment Agreement dated as of February 26, 2013. See Item 1.01 above.

Section 5    Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the separation agreement referenced in Item 1.01 above, Andrew Levy has resigned from the Board of Directors of the Company and has resigned as president and chief operating officer of the Company effective immediately. Mr. Levy has no conflicts with the Company’s management or other board members.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2014                            ALLEGIANT TRAVEL COMPANY

By: /s/ Scott Sheldon
Name: Scott Sheldon
Title: Chief Financial Officer